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                                                                       Exhibit 3

                            CONTRIBUTION AGREEMENT
                            ----------------------


          This Contribution Agreement (the "Agreement") is made as of December 18, 2000 by and between Court Square Capital Limited, a Delaware corporation ("Court Square"), and Chase Acquisition Corporation, a Delaware corporation ("Chase Acquisition").

                                  Background
                                  ----------

          In connection with a tender offer (the "Tender Offer") contemplated by Chase Acquisition Corporation for up to 2,300,000 shares of the common stock, par value $.01 per share, of Chase Industries Inc., a Delaware corporation (the "Company"), Court Square desires to make a capital contribution to Chase Acquisition of all its ownership interest in the Company subject to the terms and conditions contained herein.

                                     Terms
                                     -----

          Intending to be legally bound, the parties to this Agreement agree as follows:

          1.    Subject to the prior satisfaction of the conditions contained in
Section 2 hereof, Court Square shall contribute to Chase Acquisition all of its right, title and interest in the equity of the Company (such equity interest in the Company being fully described on Exhibit A) (the "Contribution"), in deemed
                                     ---------
exchange for stock of Chase Acquisition in a non-recognition transaction described in Section 351 of the Internal Revenue Code of 1986, as amended.

          2. Court Square's obligation to make the Contribution shall be subject to the satisfaction (or waiver by Court Square) of the following conditions:

                a. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired; and

                b.    The closing of the Tender Offer shall have occurred.

          3. Court Square and Chase Acquisition shall each take any and all additional actions as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

                  [Signatures commence on the following page]
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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                              COURT SQUARE CAPITAL LIMITED


                              By:/s/ Robert F. B. Logan
                                 ------------------------------
                                 Name: Robert F. B. Logan
                                 Title: President and Assistant Secretary


                              CHASE ACQUISITION CORPORATION


                              By:/s/ Charles E. Corpening
                                 ------------------------------
                                 Name: Charles E. Corpening
                                 Title: Vice President
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                                   Exhibit A
                                   ---------


Chase Industries Inc.                 1,139,827 shares of Voting Common Stock
Chase Industries Inc.                 6,150,118 shares of Nonvoting Common Stock